AMENDED ARTICLES OF INCORPORATION
                                       OF
                                CACH FOODS, INC.


     Pursuant to NRS 78.403 of the Nevada Business Corporations Act, CACH FOODS, INC. (the "Corporation") adopts the following Amendment of its Articles of
Incorporation:

                                  FIRST ARTICLE

     The  name  of  the  Corporation  shall  be:  U.S.  WIRELESS  ONLINE,  INC.

                             _______________________

     The foregoing Amendment was adopted by the Board of Directors and Stockholders of the Corporation. The Amendment was adopted by separate written consents of the Board of Directors and Stockholders dated May 7, 2003, in accordance with Nevada Revised Statutes 78.315 and 78.320. The only Stockholders entitled to vote on the Amendment were holders of 12,152,000 shares of Common Stock, which are all of the issued and outstanding shares. The total number of votes cast in favor of the Amendment by Common Stock holders was 9,000,000, which is sufficient to approve the Amendment.

     IN WITNESS WHEREOF, these Articles of Amendment are executed for and on behalf of the Corporation at its act and deed by the undersigned officer hereunto duly authorized, who certifies that the facts herein stated are true this 8th day of May, 2003.

                                   CACH  FOODS,  INC.


                                   /s/  Cornelius  A.  Hofman
                                   --------------------------
                                   Cornelius  A.  Hofman
                                   President